UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2008

Commission file number 0-27074

SECURE COMPUTING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-1637226
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

55 Almaden Boulevard San Jose, California	95113
(Address of principal executive offices)	(Zip code)

(408) 494-2020

Registrant’s telephone number, including area code

4810 Harwood Road, San Jose, California 95124

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2008, at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Secure Computing Corporation (the “Company”), the Company’s stockholders approved an Amendment (the “Amendment”) to the 2002 Stock Incentive Plan (the “Plan”).

The Company’s Board of Directors adopted the Plan in June of 2002. The purpose of the Plan is to enable the Company to motivate and retain key personnel to produce a superior return to its stockholders by offering such personnel an opportunity to realize stock appreciation, by facilitating stock ownership, and by rewarding them for achieving a high level of corporate financial performance. The Plan, which is administered by the Compensation Committee of the Company’s Board of Directors, authorizes the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and other similar types of stock awards. The Company’s Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at any time, except as provided in the Plan. The Plan will remain in effect until all stock subject to it is issued or all awards have expired or lapsed, whichever occurs later, unless earlier terminated by the Company’s Board of Directors.

The Amendment approved at the Annual Meeting increased the number of shares authorized for issuance under the Plan by 1,500,000 shares, from 8,500,000 shares to 10,000,000 shares.

No other amendments to the Plan were approved by shareholders at the Annual Meeting.

This summary of the Plan and the Amendment is qualified in its entirety by reference to the full text of the Plan, as amended, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Secure Computing Corporation 2002 Stock Incentive Plan, as amended (2008)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURE COMPUTING CORPORATION

Date: May 22, 2008	By:	/s/ Steve Kozachok
Steve Kozachok
Sr. Vice President, Secretary
and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Secure Computing Corporation 2002 Stock Incentive Plan, as amended (2008)